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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-23887

                           ROCK FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                       30600 Telegraph Road, Fourth Floor
                          Bingham Farms, Michigan 48025
                                 (248) 540-8000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

             Common Shares, $0.01 par value per share (Title of each
                    class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


 Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [X]
 Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(1)(ii)      [ ]
 Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(i)       [ ]
 Rule 12g-4(a)(2)(ii)      [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                             Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date:

         Common Shares, $0.01 par value                          1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rock Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         ROCK FINANCIAL CORPORATION

Date:  December 9, 1999         By:  /s/ DANIEL GILBERT
                                    ---------------------------
                                    Daniel Gilbert
                                    Its:  Chairman of the Board